EXHIBIT 10.9

Spartan Gold Ltd.

EMPLOYMENT AGREEMENT
PRESIDENT and DIRECTOR

Agreement made as of this 28th day of March, 2012, by and between William H. Whitmore, Jr. (“Executive”) and Spartan Gold Ltd. (“Spartan” or, the “Company”).

PREAMBLE

The Board of Directors of the Company recognizes Executive’s potential contribution to the growth and success of the Company and desires to assure the Company of Executive’s employment in an executive capacity as President and Director and to compensate him therefor.  Executive wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1.    Definitions

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of executives generally and/or for key executives of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

“Cause” shall mean (i) gross negligence in the performance of the material responsibilities of the Executive’s office or position, (ii) willful misconduct in performance and discharge of the Executive’s material duties or that is otherwise materially injurious to the Company’s business, (iii) conviction of or a plea of no contest to a felony or Executive’s incapacity due to alcoholism or substance abuse or (iv) a material and intentional breach by Executive of his principal obligations under this Agreement not remedied within fifteen (15) business days after receipt of written notice from the Company.

 “Change of Control” shall mean the occurrence of one or more of the following four events:

(1)
Any Person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of securities representing 51% or more of the total number of votes that may be cast for the election of directors of the Company;

(2)
Within eighteen months after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board;

(3)
Within eighteen months after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

(4)	A Reorganization.

(5)	A sale of all or substantially all of the assets of the Company.

“President” shall mean the individual having responsibility to the Board for direction and management of the executive and administration of the Company and who reports and is accountable only to the Board.

“Company” shall mean Spartan Gold Ltd., a Nevada corporation.

“Competitive Business Activity” shall mean the exploration, development and sale of gold or other natural resources from the Company’s properties.

“Director” shall mean the individual elected by shareholders or designated by the Board from time to time as its Director.

“Disability” shall mean a written determination by an independent physician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental disability, Executive’s legal representative) that Executive is physically or mentally unable to perform his duties of President and Director under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Executive” shall mean William H. Whitmore, Jr. and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

“Performance Year” shall mean each twelve-month period of employment under this Agreement commencing upon the date of this Agreement.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, limited liability company, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§ 13(d)(3) and 14(d)(2) of the Exchange Act.

“Reorganization” shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

“Territory” shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

2.    Position, Responsibilities, and Term of Employment.

2.01    Position.  Executive shall serve as Director, and President of the Company.  In this capacity Executive shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Director and President in accordance with the standards of the industry in which the Company carries on its business.  The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement:  (i) Executive be nominated for election as a director at each meeting of shareholders held for the election of directors and be nominated for election as Director; (ii) Executive be elected to and continued in the office of President of the Company; (iii) Executive be elected to and continued on the Board of Directors of each wholly-owned subsidiary of the Company, (iv) if the Board or any of the Company’s wholly-owned subsidiaries’ Board of Directors shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Executive be elected to and continued on such committee; and (v) the Company shall not confer on any other officer authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Executive hereunder.

2.02    Reporting.  Executive, in his capacity as President of the Company, will report directly to the Board.

2.03    Time and Efforts Covenant.  Executive will, to the best of his ability, devote such time and efforts as are necessary to the performance of his duties for the Company and its wholly-owned subsidiaries.

2.04    Executive’s Commitment.  During Executive’s employment with the Company, Executive will not undertake or engage in any other employment, occupation or business enterprise inconsistent with his obligations under this Agreement except for Executive’s service in an executive or board position with organizations, and their respective subsidiaries and/or affiliates, and/or other companies Executive currently has ownership, management responsibilities and/or other relationships with, as approved and added to this document in Exhibit B.  Subject to the foregoing, Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Executive from owning shares of any entity engaging in Competitive Business Activity, so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii) are regularly traded on a national securities exchange or quoted for trading by the NASDAQ Stock Market.

2.05    Relocation.  Executive’s place of employment will not be located outside the Scottsdale, Arizona area.

2.06    Post-Employment Noncompetition and Nonsolicitation Covenant.  During the Employment Period and continuing until the six month termination anniversary thereof, Executive shall not, without the prior written authorization of the Board of Directors of the Company, (i) directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive or adverse to the Company's business welfare, (ii) engage in any activity, whether alone, as a partner, or as an officer, director, employee, consultant, independent contractor, or stockholder in any other corporation, person, or entity which is competitive with or adverse to the Company's business welfare, (iii) hire or solicit for hire any of the Company's employees, prospective employees or consultants (iv) solicit the business of any client of the Company, or any prospective client of the Company that had been serviced or solicited by the Company during the six (6) months preceding Executive's termination, or (v) enter into any agreements with any supplier of the Company regarding the sale or distribution of products of the supplier.

In the event that Executive's employment with the Company is terminated by Executive or the Company at any time, for any reason whatsoever, the Company shall have the right to inform any of Executive's future employers or prospective employers of the existence of this Section 2.06 of the Agreement. This Section 2.06 shall not, however, prevent Executive from investing in securities issued by any such competitive or adverse corporation provided the holdings thereof by Executive do not constitute more than five percent of any one class of such securities.

2.07    Confidential Information.  Executive shall not disclose or use, or authorize anyone else to disclose or use, at any time, during the Employment Period, any trade secrets or other confidential information of the Company of which Executive is or becomes informed or aware of prior to or during the Employment Period, except (i) as may be required for Executive to perform his duties and obligations under this Agreement, (ii) to the extent such information has been disclosed to Executive by a third party who is not affiliated with the Company or which otherwise becomes generally available to the public, (iii) information which must be disclosed as a result of a subpoena or other legal process, provided that the Company is given reasonable notice and an opportunity to obtain a protective order, or (iv) unless Executive shall first secure the Company's prior written authorization. This paragraph shall survive the termination of this Employment Period, whether by lapse of time or otherwise, and shall remain in effect and be enforceable against Executive for six months or if Company trade secrets or confidential information becomes public prior to the time limit. Executive shall execute additional agreements and confirmations of his obligations to the Company concerning such non-disclosure of Company trade secrets and other confidential information as the Company may require from time to time, provided that the execution of such additional agreements and confirmations are (i) reasonable and (ii) are required of all other senior executive employees of the Company under similar circumstances.

Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company.  Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.08    Records, Files.  All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Executive during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

2.09    Equitable Relief.  Executive acknowledges that his services to the Company are of a unique character which gives them a special value to the Company.  Executive further recognizes that material and intentional violations by Executive of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such material and intentional violations may result in irreparable and continuing harm to the Company.  Executive agrees that, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 3 of this Agreement, the Company shall be entitled to injunctive relief to restrain any material and intentional violation, actual or threatened, by Executive of the provisions of Section 2 of this Agreement.

2.10    (a)    Executive agrees promptly to disclose and deliver to the Company any and all, and hereby assigns, transfers, and sets over to the Company Executive’s entire and exclusive right, title, and interest, including rights in the nature of patent rights, trademark rights, copyrights, trade secrets, or design rights, in and to any and all, improvements, inventions, developments, discoveries, works of authorship, innovations, systems, techniques, ideas, processes, programs, listings, and other things that may be of assistance to the Company, whether patentable or unpatentable, relating to or arising out of any development, service, or product of, or pertaining in any manner to the business of, the Company whether conceived, developed, or learned by Executive, alone or with others, during or after normal business hours, while employed by the Company (collectively, “Work Products”).  The foregoing assignment includes, without limitation, all such rights in the United States of America and throughout the world, and in and to any letters patent, applications for letters patent, any division, reissue, extension, continuation, or continuation-in-part thereof, or any copyright or trademark registrations that may be granted and issued for such Work Products.  Executive hereby authorizes and requests the Commissioner of Patents and Trademarks or other appropriate government official to issue any such Letters Patent or registrations to the Company, its successors, and assigns.  It is expressly understood that Work Products does not include any and all, improvements, inventions, developments, discoveries, works of authorship, innovations, systems, techniques, ideas, processes, programs, listings, and other things developed for the benefit of Enterprises during normal business hours while Executive is employed by Enterprises.

(b)    The parties intend that the Company have the sole and exclusive right, title, and interest in such Work Products and Prior Art. Executive acknowledges and agrees that all Work Products and Prior Art will be and remain the exclusive property of the Company and that Executive will, upon the request of the Company, and without further compensation, do all lawful things requested by the Company to ensure the Company’s ownership of the Work Products and Prior Art, including, without limitation, the execution of all documents requested by the Company to assign and transfer to the Company and its assigns all of Executive’s right, title, and interest in the Work Products and Prior Art, if any, and to enable the Company to file and obtain patents, copyrights, and other proprietary rights in the United States and foreign countries relating to the Work Products and Prior Art.  Executive hereby appoints the Company as Executive’s attorney-in-fact to execute all documents relating to such registrations, applications, and assignments.  The provisions of this Section 2.10 will survive the expiration or termination of this Agreement for any reason.

2.11    Term.  The Company shall employ Executive, and Executive shall be employed by the Company and shall provide services to the Company upon the terms and conditions hereinafter set forth. The initial term of Executive's employment with the Company shall continue, unless earlier terminated pursuant to Section 4 hereof, through December 31, 2012 (the "Employment Period"); provided, however, that after expiration of the initial term, the Employment Period shall automatically be renewed each January 1 for successive one-year terms unless the Company or Executive delivers written notice to the other party at least sixty (60) days preceding the expiration of the initial term or any one-year extension date of the intention not to extend the term of this Agreement.

3.    Compensation.

3.01    Annual Compensation.  The Company shall pay to Executive for the services to be rendered hereunder a base salary as shown on Exhibit A hereto (“Annual Compensation”).  There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Executive.  At no time during his employment with the Company shall Executive’s annual base salary fall below his Annual Compensation.  In addition, if the Board increases Executive’s Annual Compensation at any time during his employment with the Company, such increased Annual Compensation shall become a floor below which Executive’s compensation shall not fall at any future time during his employment with the Company and shall become his Annual Compensation.

Executive’s salary shall be payable in periodic installments in accordance with the Company’s usual practice for similarly situated executives of the Company.

3.02    Incentive Compensation.  In addition to his Annual Compensation, Executive shall be entitled to receive incentive compensation in such amounts as are determined by the Board from time to time (“Incentive Compensation”). Incentive Compensation is outlined in Exhibit A.  Any Incentive Compensation which is not deductible in the opinion of the Company’s counsel, under § 162(m) of the Internal Revenue Code of 1986 shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Executive’s right to such payment being absolute so long as Executive remains employed by the Company, subject only to the provisions of Section 2.09.

3.03    Participating in Benefits.  Executive shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated Executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company.  Benefits paid to Executive shall not be deemed to be in lieu of other compensation to Executive hereunder as described in this Section 3.

3.04    Specific Benefits.

During Executive’s employment with the Company:

(a)    Executive shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Executive.

(b)    The Company shall provide fully paid accident and health insurance for Executive and Executive’s spouse and children with limits and extent of coverage no less than that provided to other executives of the Company.

(c)    Executive shall be entitled to sick leave benefits during his employment in accordance with the customary policies of the Company for its executive officers, but in no event less than one (1) month per year.

(d)    In addition to the vacation provided pursuant to Section 3.04(a) hereof, Executive shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

(e)    Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for the similarly situated executives of the Company) in performing services hereunder.

(f)    Executive shall be eligible to participate during his employment in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its executives generally.

(g)    The Company shall have the option to maintain and be the owner and beneficiary of a term life insurance policy payable on Executive’s death with a minimum policy limit of one million dollars ($1,000,000) and Executive agrees to submit to any physical examination, and otherwise to cooperate in any other procedures required to obtain such policy.

(h)    The Company shall have the option to maintain and be the owner and beneficiary of a disability insurance policy payable on Executive’s disability with a minimum policy limit of one million dollars ($1,000,000) and Executive agrees to submit to any physical examination, and otherwise to cooperate in any other procedures required to obtain such policy.

4.    Termination.

4.01    Termination by the Company for Reasons Other Than Cause.  If the Company terminates the employment of Executive and such termination is not for Cause (a “Termination by the Company for Reasons Other Than Cause”), then, the Company shall pay to Executive an amount equal to Executive’s Annual Compensation at the time of such termination plus (i) if the termination is during the first three years of this Agreement, the annual cash portion of the Incentive Compensation that was paid to him in the last Performance Year or (ii) if the termination is after the first three years of this Agreement, the average of the annual cash portion of the Incentive Compensation that was paid to him in the last three Performance Years.  Such amount shall be paid to Executive in no event later than sixty (60) days after the date of such termination.  To the extent that Executive is not fully vested in Benefits from any pension or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall obtain and pay the premium upon an annuity policy to provide Executive with Benefits as though he had been fully vested on the date that his employment terminated.  See Exhibit A for full disclosure of the compensation.

4.02    Constructive Discharge.  If the Company (a) subjects Executive to a diminution in his title(s), responsibilities, or in his then current Annual Compensation, (b) fails to comply with the provisions of Section 3, (c) locates Executive’s place of employment outside the Scottsdale, Arizona area or (d) engages in any material and intentional breach of the Company’s principal obligations under this Agreement which is not remedied within fifteen (15) business days after receipt of written notice from the Executive (a “Constructive Discharge”), Executive may at his option terminate his employment and such termination shall be considered to be a Termination by the Company for Reasons Other Than Cause.

4.03    Termination by the Company for Cause.  The Company shall have the right to terminate the employment of Executive for Cause (a “Termination by the Company for Cause”).  Effective as of the date of Termination by the Company for Cause, this Agreement, except for Sections 2.06 through 2.10, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Annual Compensation under Section 3.01 relating to periods during which Executive was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of expenses incurred prior to such termination under Section 3.04) shall be made.

4.04    Change of Control.  If at any time during Executive’s employment at the Company there is a Change of Control, Executive may at his option terminate his employment and such termination shall be considered to be a Termination by the Company for Reasons Other Than Cause.  If such Change of Control involves the sale of the Company for an amount in excess of $100 million dollars, Executive shall be entitled to receive a one-time bonus equal to two and a half percent (2.5%) of all amounts received by the Company or its shareholders in excess of $100 million dollars.

4.05    Termination on Account of Executive’s Death.  In the event of Executive’s death during his employment at the Company, the Company shall pay to Executive’s beneficiary or beneficiaries (or to his estate if he fails to make such a designation) an amount equal to the remainder of his Annual Compensation for the year in which he died plus a prorated amount of any Incentive Compensation which would have been payable to Executive at the end of such year.

Executive may designate one or more beneficiaries for the purposes of this Section 4.05 by making a written designation and delivering such designation to an Executive or the Chief Financial Officer of the Company.  If Executive makes more than one such written designation, the designation last received before Executive’s death shall control.

4.06    Disability.  If Executive shall sustain a Disability, the Company shall continue to pay to Executive while such Disability continues the full amount of his then current Annual Compensation for the one-year period next succeeding the date upon which such Disability shall have been so certified as well as a prorated amount of any Incentive Compensation which would have been paid to Executive at the end of the year.  Thereafter, if Executive’s Disability shall continue, the employment of Executive under this Agreement shall terminate and all obligations of Executive shall cease and Executive shall be entitled to receive the Benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Section 3.04 as well as the acceleration of the exercise date of any incentive stock options granted prior to Executive’s Disability.

5.    Stock Options.  Executive will participate in the Company’s Stock Option Plan, when adopted, and will be eligible to participate at the level of other similarly situated executives in any future stock incentive plans established by the Company.

6.    Indemnification.  The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law.  The Company shall advance to Executive the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from Executive to repay any such amounts advanced to Executive in the event and to the extent of any subsequent determination by an agency of competent jurisdiction that Executive was not entitled to indemnification hereunder.  In the event that Executive is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, Executive shall promptly notify the Company thereof.  Following such notice, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel satisfactory to Executive in its reasonable judgment.  After notice from the Company to Executive of the Company's election to assume the defense of such Executive, the Company will not be liable to Executive hereunder for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than reasonable costs of investigation.  Executive shall not settle any action or claim against Executive without the prior written consent of the Company except at such Executive's sole cost and expense.

7.    Left blank intentionally.

8.    Miscellaneous.

8.01    Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a Reorganization, merger or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Executive.

8.02    At Will Employee.  Executive is and will be at all times be an “at-will employee” and his employment may be terminated by him or by the Company upon sixty (60) days written notice at any time, for any reason or no reason, with or without cause, subject to the provisions of Section 4.

8.03    Governing Law.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Nevada.

8.04    Interpretation.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.05    Notice.  Any notice herein required or permitted to be given shall be in writing and may be sent by hand delivery or registered or certified mail, return receipt requested, and shall be deemed to have been given: if by hand delivery, on the date of delivery or if mailed, on the date indicated as the date of delivery or, if refused, on the date of attempted delivery, on the return receipt. For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 7.05) shall be as follows:

To the Company:	To Executive:

Spartan Gold Ltd. 13591 N. Scottsdale Rd. Suite 233 Scottsdale, AZ 85254	William H. Whitmore, Jr. 9098 E. Ludlow Dr. Scottsdale, AZ 85260

8.06    Amendment and Waiver.  This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced.  The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision or as a waiver of any breach of another provision.

8.07    Binding Effect.  Subject to the provisions of Section 4 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

All obligations of Executive with respect to any shares covered by this Agreement shall, as the context requires, bind Executive’s spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

8.08    Survival of Rights and Obligations.  All rights and obligations of Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

8.09    Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10    Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof.

In witness whereof, on the date first written above, the undersigned do hereby agree to the terms contained herein.

Spartan Gold Ltd.

By:__________________________
Name: Malcolm Stevens
Title: Chairman

__________________________
Name: William H. Whitmore, Jr.

Exhibit A

Employment Agreement
Between William H. Whitmore, Jr. and Spartan Gold Ltd.

Section 3.01   Compensation.

(A)	$6,000 per month commencing January 1, 2012 and until the Company enters into its funded Phase 1 exploration activities with at least $2 million of funding.

(B)
$150,000 per year commencing after the Company has begun its funded Phase 1 exploration activities with at least $2 million of funding and until the Company enters into its funded Phase 2 explorations and development activities with at least $5 million of funding;

(C)	$200,000 per year commencing after the Company has begun its funded Phase 2 exploration and development activities with at least $5 million of funding;

(D)	Incentive Compensation as follows:

a.	Incentive compensation will be determined by the Board of Directors on a discretionary basis based on profitability and achievement of company performance goals.

(E)	If a controlling interest in the Company is sold to a third party, the Executive shall get a bonus as outlined below:

a.
If a Change of Control involves the sale of the Company for an amount in excess of $100 million dollars, Executive shall be entitled to receive a one-time bonus equal to two and a half percent (2.5%) of all amounts received by the Company or its shareholders in excess of $100 million dollars.

b.
The Executive shall, at his option, have the opportunity to convert the cash payment associated with this bonus, into common stock of the Company at a conversion rate of the published market price per share as of the date of the Change of Control.

(F)	Termination, based on Section 4 of this Agreement, shall be as follows:

a.	If the Company has raised $1 million but less than $2 million, under any investment vehicle(s) during the Executive’s employment, then the following applies:

i.	Termination payment as stated in Section 4.

b.	If the Company has raised $2 million but less than $5 million, under any investment vehicle(s) during the Executive’s employment, then the following applies:

i.	Termination payment at two times the rate stated in Section 4.

c.	If the Company has raised $5 million or more, under any investment vehicle(s) during the Executive’s employment, then the following applies:

i.	Termination payment at three times the rate stated in Section 4.

Exhibit B

Employment Agreement
Between William H. Whitmore, Jr. and Spartan Gold Ltd.

Section 2.04   Executive’s Commitment.

The Executive is also involved in various roles for the following entities:

Envisionte LLC and its respective clients